EXHIBIT 99.1

Griffin-American Healthcare REIT IV, Inc.

Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2017

The accompanying unaudited pro forma consolidated statement of operations (including the notes thereto) is qualified in its entirety by reference to and should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2017. In management’s opinion, all adjustments necessary to reflect the transactions have been made.

The accompanying unaudited pro forma consolidated statement of operations for the year ended December 31, 2017 is presented as if we acquired Reno Medical Office Building, or Reno MOB, and Central Florida Senior Housing Portfolio, or Central Florida, or collectively, the Properties, on January 1, 2017. The Properties were acquired using a combination of borrowings under our line of credit and proceeds, net of offering costs, received from the public offering of shares of our common stock, or our offering, through the acquisition date. However, the pro forma adjustments assume that the debt proceeds and our offering proceeds, at a price of $10.00 per Class T share, net of offering costs, were raised as of January 1, 2017 to fund the acquisitions and all related acquisition costs of the Properties.

An unaudited pro forma consolidated balance sheet as of December 31, 2017 is not presented, as the effect of the acquisitions of the Properties are fully reflected in our historical consolidated balance sheet as of December 31, 2017.

The accompanying unaudited pro forma consolidated statement of operations is subject to a number of estimates, assumptions and other uncertainties, and does not purport to be indicative of the actual results of operations that would have occurred had the acquisitions reflected therein in fact occurred on the dates specified, nor does such financial statement purport to be indicative of the results of operations that may be achieved in the future. The assumptions and estimates underlying the unaudited adjustments to the pro forma consolidated statement of operations are described in the accompanying notes, which should be read together with the pro forma consolidated statement of operations.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2017

	Company Historical (A)	Reno MOB (B)		Central Florida Senior Housing Portfolio (D)		Company Pro Forma
Revenues:
Real estate revenue	$27,770,000	$1,154,000		$—		$28,924,000
Resident fees and services	5,563,000	—		28,611,000		34,174,000
Total revenues	33,333,000	1,154,000		28,611,000		63,098,000
Expenses:
Rental expenses	7,292,000	247,000		—		7,539,000
Property operating expenses	4,203,000	—		22,192,000		26,395,000
General and administrative	4,338,000	109,000		973,000	(E)	5,420,000
Acquisition related expenses	655,000	—		—		655,000
Depreciation and amortization	13,639,000	488,000	(F)	11,146,000	(F)	25,273,000
Total expenses	30,127,000	844,000		34,311,000		65,282,000
Other income (expense):
Interest expense (including amortization of deferred financing costs and debt premium)	(2,699,000)	(545,000)	(C)	—		(3,244,000)
Interest income	1,000	—		—		1,000
Net income (loss)	508,000	(235,000)		(5,700,000)		(5,427,000)
Less: net loss attributable to redeemable noncontrolling interests	33,000	—		118,000	(G)	151,000
Net income (loss) attributable to controlling interest	$541,000	$(235,000)		$(5,582,000)		$(5,276,000)
Net income (loss) per Class T and Class I common share attributable to controlling interest – basic and diluted	$0.02					$(0.13)
Weighted average number of Class T and Class I common shares outstanding – basic and diluted	27,754,701					39,425,027	(H)

The accompanying notes are an integral part of the unaudited pro forma consolidated statement of operations.

Griffin-American Healthcare REIT IV, Inc.

Notes to Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2017

(A)	As reported in our Annual Report on Form 10-K for the year ended December 31, 2017.

(B)
Amount represents the estimated operations, including pro forma adjustments, based on historical operations of Reno MOB adjusted for the period in which we did not own Reno MOB in 2017, unless otherwise noted below.

(C)
We financed the purchase price, plus closing costs, of Reno MOB using net offering proceeds and $60,000,000 in borrowings under our line of credit. Borrowings under our line of credit are limited to the availability of credit remaining at the time of acquisition. As of January 1, 2017, there was approximately $66,100,000 available on our line of credit, and therefore we assumed that all such borrowings were used to finance the acquisition of Reno MOB on January 1, 2017 and assumed the remaining amount of funds required for such acquisition of $1,205,000 was from net offering proceeds. As such, amount represents interest expense on such assumed borrowings on our line of credit.

(D)
Amount represents the estimated operations, including pro forma adjustments, based on historical operations of Central Florida adjusted for the period in which we did not own Central Florida in 2017, unless otherwise noted below.

(E)
Amount represents: (i) a reclass of bad debt expense from property operating expenses of $270,000 to conform historical operations to our current accounting policies, and (ii) incremental asset management fees of $703,000, which was adjusted for our ownership percentage. Pursuant to our advisory agreement, our advisor is paid a monthly fee for services rendered in connection with the management of our assets equal to one-twelfth of 0.8% of average invested assets.

(F)
Amount represents depreciation and amortization expense on the allocation of the purchase price. Depreciation and amortization expense is recognized using the straight-line method over an estimated useful life of 39.0 years, 0.2 to 12.4 years, 7.0 years, and 0.8 to 12.4 years for buildings, improvements, furniture, fixtures and equipment and in-place leases, respectively.

(G)
Amount represents the allocation of earnings or losses to the noncontrolling interest, which relates to the approximate 2% redeemable noncontrolling interest of Central Florida held by our joint venture partner.

(H)
Amount represents the weighted average number of shares of our common stock from our offering as of December 31, 2017, adjusted to include additional shares required to generate sufficient offering proceeds, net of offering costs, to fund the purchase of Reno MOB and Central Florida. The calculation assumes these proceeds were raised as of January 1, 2017 through the sale of Class T shares at $10.00 per share only.